Exhibit 4.6(b)

DEUTSCHE BANK AG

[INSERT BRANCH OFFICE THROUGH WHICH THE NOTE IS ISSUED, IF APPLICABLE]

[FORM OF FACE OF DEBT SECURITY]

FLOATING RATE REGISTERED ELIGIBLE LIABILITIES SENIOR NOTE

REGISTERED	U.S. $[AGGREGATE PRINCIPAL AMOUNT]
CERTIFICATE No.	CUSIP:
ISIN:

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

ELIGIBLE LIABILITIES SENIOR NOTES, SERIES D

Floating Rate Registered Eligible Liabilities Senior Note

Trade Date	[ ]

Original Issue Date	[ ]

Maturity Date	[ ]

Principal Amount	[ ]

Aggregate Principal Amount	[ ]

Minimum Denominations	[ ]

Interest Accrual Date	[ ]

Base Rate	[ ]

Day Count Convention	[ ]

Index Maturity	[ ]

Spread (plus or minus)	[ ]

Spread Multiplier	[ ]

Initial Interest Rate	[ ]

Initial Interest Reset Date	[ ]

Interest Payment Date(s)	[ ]

Interest Payment Period	[ ]

Interest Reset Date(s)	[ ]

Resolution Measures Provisions	This Note will be subject to the Resolution Measures provisions provided in the Indenture and on the reverse hereof

Office Substitution	[Applicable]

Calculation Agent	[ ]

Initial Redemption Date	[ ]

Initial Redemption Percentage	[ ]

Annual Redemption Percentage Reduction	[ ]

Redemption Notice Period	[ ]

Tax Redemption	[ ]

Redemption for Regulatory Reasons	[ ]

Payment of Additional Amounts	[ ]

If yes, state Initial Offering Date	[ ]

Other Provisions	[ ]

Deutsche Bank Aktiengesellschaft, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, if so specified, acting through the office specified on the front page of this Note, (together with its successors and assigns, the “Issuer”), for value received, hereby promises to pay to Cede & Co., or registered assignees, the amount of cash due with respect to the principal sum specified above on the Maturity Date specified above (except to the extent previously redeemed) and to pay interest thereon at a rate per annum determined in accordance with the provisions specified on the reverse hereof until the principal hereof is paid or duly made available for payment.

The Issuer will pay interest in arrears weekly, monthly, quarterly, semi-annually or annually as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing on the first Interest Payment Date next succeeding the Interest Accrual Date specified above, and on the Maturity Date (or on any redemption date); provided, however, that if the Interest Accrual Date occurs between a Record Date, as defined below, and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered Holder of this Note on the Record Date with respect to such second Interest Payment Date; and provided, further, that if an Interest Payment Date (other than the Maturity Date or a redemption date) would fall on a day that is not a Business Day, as defined on the reverse hereof, such Interest Payment Date shall be the following day that is a Business Day, except that if the Base Rate specified above is EURIBOR or Compounded SOFR and such next Business Day falls in the next calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day; and provided, further, that if the Maturity Date or redemption date would fall on a day that is not a Business Day, such payment shall be made on the following day that is a Business Day and no interest shall accrue for the period from and after such Maturity Date or redemption date; and provided, further, that if an Interest Payment Date or the Maturity Date or redemption date would fall on a day that is not a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the scheduled Interest Payment Date or on the scheduled Maturity Date or redemption date.

Interest on this Note will accrue from, and including, the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including, the Interest Accrual Date, to, but excluding the next Interest Payment Date or the date the amount due with respect to the principal hereof has been paid or duly made available for payment (except as provided below) (each such period, an “Interest Period”). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the date that is one New York Banking Day immediately preceding the relevant date of payment with respect to such Interest Payment Date (each such date, a “Record Date”); provided, however, that any interest payable at maturity (or on any redemption date) will be payable to the person to whom the amount due with respect to the principal hereof shall be payable.

Payment of the amount due with respect to the principal, premium, if any, and any interest due on this Note will be made by wire transfer of immediately available funds at the office or agency of the Paying Agent (as defined on the reverse hereof), maintained for that purpose in the Borough of Manhattan, The City of New York, or at such other paying agency as the Issuer may determine, in U.S. Dollars.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, acting on behalf of the Trustee, referred to on the reverse hereof by manual or electronic signature (in accordance with the requirements of the Indenture), this Note shall not be entitled to any benefit under the Indenture (as defined on the reverse hereof) or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

DATED: [ ]	DEUTSCHE BANK AG [INSERT BRANCH OFFICE THROUGH WHICH THE NOTE IS ISSUED, IF APPLICABLE]

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION This Note is one of the Securities referred to in the within-mentioned Eligible Liabilities Senior Indenture. DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authenticating Agent

By:
Authorized Officer

[FORM OF REVERSE OF SECURITY]

This Note is one of a duly authorized issue of Eligible Liabilities Senior Notes, Series D of the Issuer (the “Notes”). The Notes are issuable under an Amended and Restated Eligible Liabilities Senior Indenture, dated as of August 3, 2021, among the Issuer, The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), and Deutsche Bank Trust Company Americas (“DBTCA”), as paying agent, authenticating agent, issuing agent and registrar, as amended and supplemented by the First Supplemental Eligible Liabilities Senior Indenture dated as of April 26, 2024 (as amended or supplemented from time to time, the “Indenture”), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Trustee and Holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered. The Issuer has appointed DBTCA acting through its principal corporate trust office in the Borough of Manhattan, The City of New York, as its paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Notes. The Issuer has appointed DBTCA as the authenticating agent (the “Authenticating Agent,” which term includes any additional or successor Authenticating Agent appointed by the Issuer) to act on behalf of the Trustee to authenticate the Notes. The terms of individual Notes may vary with respect to interest rates, interest rate formulas, issue dates, maturity dates, or otherwise, all as provided in the Indenture. To the extent not inconsistent herewith, the terms of the Indenture are hereby incorporated by reference herein.

This Note will not be subject to any sinking fund. Unless otherwise indicated on the face hereof, this Note will not be redeemable prior to maturity.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof or on the Redemption Dates specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption. Any redemption of this Note prior to its scheduled maturity shall be subject to (i) receipt by the Issuer of prior written approval of the competent resolution authority and (ii) compliance with any other regulatory requirements. If this Note is redeemed by the Issuer without the approval of such competent resolution authority, then the amounts paid on this Note must be returned to the Issuer irrespective of any agreement to the contrary.

If this Note is subject to “Annual Redemption Percentage Reduction,” the Initial Redemption Percentage indicated on the face hereof will be reduced on each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction specified on the face hereof until the redemption price of this Note is 100% of the principal amount hereof, together with interest accrued and unpaid hereon to the date of redemption. Notice of redemption shall be mailed to the registered Holders of the Notes designated for redemption at their addresses as the same shall appear on the Note register not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Indenture. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

This Note will bear interest at the rate determined in accordance with the applicable provisions below by reference to the Base Rate shown on the face hereof based on the Index Maturity, if any, shown on the face hereof (i) plus or minus the Spread, if any, and/or (ii) multiplied by the Spread Multiplier, if any, specified on the face hereof.

How Certain Floating Interest Rates Are Reset. The terms and provisions set forth in this section “How Certain Floating Interest Rates Are Reset” will apply to this Note if the specified Base Rate is EURIBOR or any other Base Rate specified on the face hereof other than Compounded SOFR.

Commencing with the Initial Interest Reset Date specified on the face hereof, the rate at which interest on this Note is payable shall be reset as of each Interest Reset Date specified on the face hereof (as used herein, the term “Interest Reset Date” shall include the Initial Interest Reset Date). The determination of the rate of interest at which this Note will be reset on any Interest Reset Date shall be made on the Interest Determination Date (as defined below) pertaining to such Interest Reset Dates; provided, however, that the interest rate in effect for the period from the Interest Accrual Date to the Initial Interest Reset Date will be the Initial Interest Rate. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that if the Base Rate specified on the face hereof is EURIBOR and such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to EURIBOR shall be the second TARGET Settlement Day prior to such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for Notes bearing interest calculated by reference to two or more Base Rates will be the latest Business Day that is at least two Business Days before the Interest Reset Date for the applicable Note on which each Base Rate is determinable.

Unless otherwise specified on the face hereof, the “Calculation Date” pertaining to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity Date (or, with respect to any principal amount to be redeemed, any redemption date), as the case may be. The Calculation Agent shall calculate the interest rate hereon in accordance with the foregoing on or before each Calculation Date.

How Interest Is Calculated.

If the Base Rate specified on the face hereof is EURIBOR, upon the request of the Holder of this Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date for this Note. Upon the request of the Holder of this Note if the Base Rate specified on the face hereof is Compounded SOFR, the Calculation Agent will provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any Interest Period for this Note, after Compounded SOFR and such interest rate and accrued interest have been determined.

The amount of accrued interest on a Note for an Interest Period is calculated by multiplying the principal amount of this Note by an accrued interest factor. This accrued interest factor will be determined by multiplying the per annum floating interest rate determined by reference to the applicable Base Rate, as determined for the applicable Interest Period, by a factor resulting from the Day Count Convention that applies with respect to such determination. The factor resulting from the Day Count Convention will be, if so specified on the face hereof, one of the following, or may be any other convention specified on the face hereof:

•	a factor based on a 360-day year of twelve 30-day months if the Day Count Convention specified on the face hereof is “30/360”;

•	a factor equal to the actual number of days in the relevant period divided by 360 if the Day Count Convention specified on the face hereof is “Actual/360”;

•

a factor equal to the actual number of days in the relevant period divided by 365, or if any portion of that relevant period falls in a leap year, the sum of (A) the actual number of days in that portion of the relevant period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the relevant period falling in a non-leap year divided by 365, if the Day Count Convention specified on the face hereof is “Actual/Actual”; or

•	a factor equal to the actual number of days in the relevant period divided by 365, if the Day Count Convention specified on the face hereof is “Actual/365 (Fixed).”

If no Day Count Convention is specified on the face hereof, the factor for a note for which the Base Rate specified on the face hereof is EURIBOR or Compounded SOFR will be equal to the actual number of days in the relevant period divided by 360.

All calculations with respect to the amount of interest payable on the Notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per principal amount of Notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate principal amount of Notes per Holder or Beneficial Owner will be rounded to the nearest cent, with one-half cent rounded upward.

The interest rate on this Note will in no event be less than 0% per annum or higher than the maximum rate permitted by New York law, as such maximum rate may be modified by United States Federal law of general application.

Determination of EURIBOR. If the Base Rate specified on the face hereof is “EURIBOR,” for any Interest Determination Date, EURIBOR with respect to this Note shall be the rate for interbank term deposits in euro, as sponsored, calculated and published jointly by the European Money Markets Institute, having the Index Maturity specified on the face hereof, as such rate appears on Reuters page EURIBOR01 (or any other page as may replace Reuters page EURIBOR01) (“Reuters Page EURIBOR01”) as of 11:00 A.M., Brussels Time, on such Interest Determination Date.

The following procedures shall be followed if EURIBOR cannot be determined as described above:

(a)

If the Calculation Agent determines that EURIBOR with the Index Maturity specified on the face hereof has been discontinued or ceases to be calculated or published, the Calculation Agent will, in its sole discretion, select an alternative reference rate as a substitute interest rate for the Notes; provided that if the Calculation Agent determines that there is an industry accepted successor interest rate for the discontinued EURIBOR, the Calculation Agent shall use such successor interest rate as the substitute interest rate for the Notes. As part of any such substitution, the Calculation Agent may make adjustments to the terms of the Notes, including, but not limited to, the definition of the Base Rate (including the related fallback mechanism), the applicable currency and/or Index Maturity for such alternative reference rate, the Spread or Spread Multiplier, as well as the business day convention, the definition of Business Day, Interest Determination Dates and related provisions and definitions, in each case consistent with accepted market practice for the use of such alternative reference rate for debt obligations such as the Notes.

(b)	If the Calculation Agent has not selected an alternative reference rate as a substitute interest rate for the Notes as provided above, the following will apply:

(i)

If the rate described in the second paragraph of this subsection does not appear on Reuters Page EURIBOR01 (or any other page as may replace Reuters page EURIBOR01) or is not so published by 11:00 A.M., Brussels Time, on the applicable Interest Determination Date, EURIBOR for such Interest Determination Date will be the rate calculated by the Calculation Agent as the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal Euro-zone offices of four major banks in the Euro-zone interbank market, which may include the Issuer, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for interbank term deposits in euro for the Index Maturity designated on the face hereof, commencing on the applicable Interest Reset Date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Brussels Time, on the applicable Interest Determination Date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

(ii)

If fewer than two quotations are so provided, EURIBOR for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels Time, on such Interest Determination Date by four major banks in the Euro-zone interbank market, as selected by the Calculation Agent, for loans in euro to leading European banks, having the Index Maturity designated on the face hereof commencing on the applicable Interest Reset Date in a principal amount not less than the equivalent of U.S.$1,000,000 in euro that is representative for a single transaction in euro in such market at such time.

(iii)

If the banks so selected by the Calculation Agent are not providing quotations as set forth above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate EURIBOR with the relevant Index Maturity, will determine EURIBOR for that Interest Determination Date in its sole discretion.

Determination of Compounded SOFR. If the Base Rate specified on the face hereof is “Compounded SOFR,” then the terms and provisions of this section “Determination of Compounded SOFR” will apply.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each Interest Period in arrears as soon as reasonably practicable on or after the last day of the applicable Observation Period, and in any event on or prior to the Business Day immediately preceding the relevant Interest Payment Date, and will notify the Issuer of Compounded SOFR and such interest rate and accrued interest for each Interest Period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the Interest Payment Date.

Unless otherwise specified on the face hereof, the “Observation Period” in respect of each Interest Period for a Note will be the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date that is two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

“Compounded SOFR” means, with respect to any applicable Interest Period, the rate of return of a daily compounded interest investment over the Observation Period corresponding to that Interest Period, calculated as follows:

“d0”, for any Observation Period, is the number of U.S. Government Securities Business Days in the relevant Observation Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period.

“SOFRi”, for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is a reference rate equal to SOFR in respect of that day.

“ni” for any U.S. Government Securities Business Day “i” is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day “i+1”.

“d” is the number of calendar days in the relevant Observation Period.

For these calculations, the daily SOFR in effect on any U.S. Government Securities Business Day will be the applicable SOFR as reset on that date.

For purposes of determining Compounded SOFR, “SOFR” means, with respect to any U.S. Government Securities Business Day:

(1)

the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as published by the New York Federal Reserve, as the administrator of such rate (or a successor administrator), on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York City time) on the immediately following U.S. Government Securities Business Day; or

(2)

if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (1), unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

(3)	if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

•

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment; or

•	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

•

the sum of: (a) the alternate rate of interest that has been selected by the Issuer or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark” means the Compounded SOFR as defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by the Issuer or its designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, the Issuer or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Interest Period” and “Observation Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Issuer or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its designee determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark excluding the applicable ISDA Fallback Adjustment.

“New York Federal Reserve” means the Federal Reserve Bank of New York.

“New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means the time determined by the Issuer or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election that may be made by the Issuer or its designee pursuant to this section “Compounded SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

•	will be made in the Issuer’s or its designee’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

The Notes are intended to qualify as eligible liabilities instruments within the meaning of Articles 72a and 72b(2) CRR for the minimum requirement for own funds and eligible liabilities as applicable to the Issuer.

The obligations under the Notes constitute unsecured and unsubordinated non-preferred obligations of the Issuer under debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) or any successor provision. The obligations of the Issuer under the Notes shall rank pari passu among themselves and with all other unsecured and unsubordinated non-preferred obligations under debt instruments of the Issuer within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including the obligations under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act (Kreditwesengesetz)) or any successor provision.

In accordance with Section 46f(5) of the German Banking Act (Kreditwesengesetz), in the event of any Resolution Measures imposed on the Issuer or in the event of the dissolution, liquidation, insolvency or composition of the Issuer, or if other proceedings are opened for the avoidance of the insolvency of, or against, the Issuer, the obligations of the Issuer under the Notes shall rank junior to (i) the claims of unsubordinated creditors of the Issuer not qualifying as obligations under debt instruments (Schuldtitel) of the Issuer within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) (including the obligations under any such debt instruments that were issued by the Issuer before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act (Kreditwesengesetz)) or any successor provision, and (ii) eligible liabilities within the meaning of Article 72b(2) CRR where point (d) of such Article does not apply. In any such event, no amounts shall be payable in respect of the Notes until the claims of such unsubordinated creditors of the Issuer have been satisfied in full.

No subsequent agreement may enhance the seniority of the Issuer’s obligations under the Notes or shorten the term of any of the Notes or any applicable notice period. No Holder may set off or net its claims arising under the Notes against any claims of the Issuer. No collateral or guarantee shall be provided at any time to secure the claims of the Holders under the Notes; any collateral or guarantee already provided or granted in the future in connection with other liabilities of the Issuer may not be used for claims under the Notes. If the Notes are redeemed or repurchased otherwise than in accordance with the terms of the Notes, then the amounts paid must be returned to the Issuer irrespective of any agreement to the contrary.

This Note, and any Note or Notes issued upon transfer or exchange hereof, is issuable only in fully registered form, without coupons, and unless otherwise specified above, is issuable only in denominations of U.S. $1,000 and any integral multiple of U.S. $1,000 in excess thereof.

If “Office Substitution” is applicable to the Notes as specified on the face hereof, the Issuer may at any time, without the consent of the Holders or the Trustee, designate another Office of the Issuer as substitute for the Office through which the Issuer has acted to issue the Notes with the same effect as if such substitute Office had been originally named as the Office through which the Issuer had acted to issue the Notes for all purposes under the Indenture and the Notes. In order to give effect to such substitution, the Issuer shall give notice of such substitution to the Trustee and the Holders of the Notes. With effect from the substitution date, such substitute Office shall, without any amendment to this Note or entry into any supplemental indenture, assume all of the obligations of the originally-named Office as principal obligor under the Notes. “Office” means the Issuer’s head office or one of the Issuer’s branch offices.

DBTCA has been appointed Registrar for the Notes, and DBTCA will maintain at its office in The City of New York, a register for the registration and transfer of Notes. This Note may be transferred at either the aforesaid New York office of DBTCA by surrendering this Note for cancellation, accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and duly executed by the registered Holder hereof in person or by the Holder’s attorney duly authorized in writing, and thereupon the Trustee or the Authenticating Agent shall authenticate and deliver in the name of the transferee or transferees, in exchange herefor, a new Note or Notes having identical terms and provisions and having a like aggregate principal amount in authorized denominations, subject to the terms and conditions set forth herein; provided, however, that neither the Trustee nor the Authenticating Agent will be required to (i) register the transfer of or exchange any Note that has been called for redemption in whole or in part, except the unredeemed portion of Notes being redeemed in part or (ii) register the transfer of or exchange Notes to the extent and during the period so provided in the Indenture with respect to the redemption of Notes. Notes are exchangeable at said offices for other Notes of other authorized denominations of equal aggregate principal amount having identical terms and provisions. All such registrations, exchanges and transfers of Notes will be free of service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith. All Notes surrendered for exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Issuer, the Trustee and the Authenticating Agent and executed by the registered Holder in person or by the Holder’s attorney duly authorized in writing. The date of registration of any Note delivered upon any exchange or transfer of Notes shall be such that no gain or loss of interest results from such exchange or transfer.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee and the Authenticating Agent, the Issuer in its discretion may execute a new Note of like tenor in exchange for this Note, but, in the case of any destroyed or lost or stolen Note, only upon receipt of evidence satisfactory to the Trustee, the Authenticating Agent and the Issuer that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

An “Event of Default” with respect to this Note means the opening of insolvency proceedings against the Issuer by a German court having jurisdiction over the Issuer. There are no other events of default under this Note. If an Event of Default with respect to this Note occurs and is continuing, then, unless the principal of this Note shall have already become due and payable, either the Trustee or the Holder of not less than 33 1/3% in aggregate principal amount of all outstanding debt securities issued under the Indenture (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Holders), may declare the principal amount of this Note and interest accrued thereon to be due and payable immediately in accordance with the terms of the Indenture.

Subject to Section 5.02 of the Indenture, the Indenture provides for no right of acceleration in the case of a default in the payment of principal of, or interest on, or other amounts owing under this Note or a default in the performance of any other covenant of the Issuer under this Note or the Indenture (any such default in payment or default in performance, a “default”).

If an Event of Default or a default with respect to this Note occurs and is continuing, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to pursue any available remedy by proceedings at law or in equity to collect any principal of and interest on this Note due and unpaid, or to enforce the performance of any provision of this Note or the Indenture, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Issuer or other obligor upon this Note and collect in the manner provided by law out of the property of the Issuer or other obligor upon this Note, wherever situated, the monies adjudged or decreed to be payable.

If the face hereof indicates that this Note is subject to “Redemption for Regulatory Reasons,” then, the Issuer may redeem any series of the Notes in whole, but not in part, solely at the option of the Issuer at any time prior to the maturity date specified in the Related Prospectus at 100% of the applicable principal amount (subject to the imposition of a Resolution Measure) together with any accrued and unpaid interest to (but excluding) the date set for redemption. Any redemption of a Note prior to its scheduled maturity shall be subject to (i) receipt by the Issuer of the prior written approval of the competent resolution authority; (ii) there being a change in the regulatory classification of the Notes that would be likely to result in (1) their exclusion in full or in part from our eligible liabilities under the CRR; or (2) their reclassification as a lower quality of our eligible liabilities than as of the issue date; and (iii) compliance with any other regulatory requirements. If a Note is redeemed without prior written approval of the competent resolution authority, then the amounts paid on this Note must be returned to the Issuer irrespective of any agreement to the contrary. Notice of redemption will be given not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified in the Related Prospectus, which date and the applicable redemption price will be specified in the Notice.

If the face hereof indicates that this Note is subject to “Tax Redemption,” subject to approval by the competent resolution authority, the Issuer may redeem any series of the Notes in whole but not in part, solely at the option of the Issuer at any time prior to maturity, upon the giving of a Notice of redemption as described below, at a redemption price equal to 100% of the principal amount hereof, together with any accrued interest to the date fixed for redemption, if the Issuer determines that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of a Tax Jurisdiction (as defined below), or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the Trade Date hereof, the Issuer has or will become obligated to pay Additional Amounts (as defined below), with respect to this Note as described below, provided that the change in the applicable tax treatment is material and was not reasonably foreseeable at the Original Issue Date. If this Note is redeemed by the Issuer without the approval of such competent resolution authority, then the amounts paid on this Note must be returned to the issuer irrespective of any agreement to the contrary. Prior to the giving of any Notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Trustee (i) a certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred, and (ii) an opinion of independent legal counsel satisfactory to the Trustee to such effect based on such statement of facts; provided, that no such Notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of this Note were then due.

Notice of redemption will be given not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, which date and the applicable redemption price will be specified in the Notice.

All interest amounts payable in respect of this Note shall be made without deduction or withholding for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed or levied by way of deduction or withholding by or on behalf of the Tax Jurisdiction (“Withholding Taxes”), unless such deduction or withholding is required by law.

“Tax Jurisdiction” means the Federal Republic of Germany, the United States or the jurisdiction of residence or incorporation of any successor corporation to the Issuer and the jurisdiction of any relevant issuing branch or any political subdivision or any taxing authority thereof or therein.

In the event of such withholding or deduction on payments of interest (but not in respect of the payment of any principal in respect of this Note) and if (but only if) the face hereof indicates that this Note is subject to “Payment of Additional Amounts,” the Issuer shall, to the fullest extent permitted by law, pay such additional amounts (“Additional Amounts”) as will be necessary in order that the net amounts received by the Holders, after such withholding or deduction for or on account of any Withholding Taxes imposed upon or as a result of such payment by the Tax Jurisdiction, will equal the respective amounts which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes, duties or governmental charges which:

(a)

are payable by any person acting as custodian bank or collecting agent on the Holder’s or the Beneficial Owner’s behalf, or otherwise in any manner which does not constitute a deduction or withholding by the Issuer from payments of interest made by the Issuer; or

(b)

in the case of U.S. federal income taxes, are imposed on interest received by or on behalf of (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986 (the “Code”) and the regulations that may be promulgated thereunder) of the Issuer, (2) a controlled foreign corporation that is related to the Issuer within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the Holder’s or Beneficial Owner’s status as described in clauses (1) through (3) of this paragraph; or

(c)

would not be payable to the extent such deduction or withholding could be avoided or reduced if the Holder or the Beneficial Owner (or any financial institution through which the Holder or the Beneficial Owner holds the Notes or through which payment on the Notes is made) (i) makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority or (ii) enters into or complies with any applicable certification, identification, information, documentation, registration, or other reporting requirement or agreement concerning accounts maintained by the Holder or the Beneficial Owner (or such financial institution) or concerning the Holder’s or the Beneficial Owner’s (or financial institution’s) ownership or concerning the Holder’s or the Beneficial Owner’s (or such financial institution’s) nationality, residence, identity or connection with the jurisdiction imposing such tax; or

(d)

are payable by reason of the Holder’s or the Beneficial Owner’s having, or having had, some personal or business connection with the Tax Jurisdiction and not merely by reason of the fact that payments in respect of the Notes are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in, the Tax Jurisdiction; or

(e)

are presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the Holder or the Beneficial Owner would have been entitled to Additional Amounts on presenting the same for payment on the last day of the period of 30 days assuming that day to have been a Business Day; or

(f)	are deducted or withheld by a paying agent from a payment if the payment could have been made by another paying agent without such deduction or withholding; or

(g)	would not be payable if the Notes had been kept in safe custody with, and the payments had been collected by, a banking institution; or

(h)

are required to be deducted or withheld from a payment or deemed payment that is treated as a “dividend equivalent” payment under the Code, Treasury regulations, or other law or official guidance of the United States; or

(i)

are imposed or withheld by reason of the application of sections 1471 through 1474 of the Code (or any successor provisions) any regulation, ruling, assessment, or agreement thereunder, official interpretations or administrative guidance thereof or thereunder, or any law, regulation or administrative guidance implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time; or

(j)

are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of interest becomes due, or is duly provided for and notice thereof is given in accordance with the Section 12.04 of the Indenture, whichever occurs later.

No Additional Amounts or any other amounts shall be payable on account of any such withholding or deduction in respect of payments of principal.

“Relevant Date” means the date on which the payment first becomes due but, if the full amount payable has not been received by the paying agent on or before the due date, it means the date on which, the full amount having been so received.

The terms and conditions set forth in the following paragraphs (a) – (k) shall apply to this Note, and by acquiring this Note, the Holder and each Beneficial Owner of this Note shall be bound by and shall be deemed to consent to the imposition of any Resolution Measure by the competent resolution authority.

(a)	Under the relevant resolution laws and regulations as applicable to the Issuer from time to time, this Note may be subject to the powers exercised by the competent resolution authority to:

(i)	write down, including write down to zero, the claims for payment of the principal amount, the interest amount, if any, or any other amount in respect of this Note;

(ii)

convert this Note into ordinary shares of (A) the Issuer or (B) any group entity or (C) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier one capital (and the issue to or conferral on the Holder (including each Beneficial Owner) of such ordinary shares or instruments); and/or

(iii)

apply any other resolution measure, including, but not limited to, (A) any transfer of this Note to another entity, (B) the amendment, modification or variation of the terms and conditions of this Note or (C) the cancellation of this Note;

(each, a “Resolution Measure”).

For the avoidance of doubt, any non-payment by the Issuer arising out of any such Resolution Measure will not constitute a failure by the Issuer under the terms of this Note or the Indenture to make a payment of principal of, interest on, or other amounts owing under this Note.

(b)	By its acquisition of this Note, the Holder (including each Beneficial Owner) of this Note shall be deemed irrevocably to have agreed:

(i)	to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of this Note to give effect to any Resolution Measure;

(ii)	that it will have no claim or other right against the Issuer arising out of any Resolution Measure; and

(iii)

that the imposition of any Resolution Measure will not constitute an Event of Default or a default (A) under this Note, (B) under the Indenture or (C) for the purpose of, but only to the fullest extent permitted by, the Trust Indenture Act (including, without limitation, Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act) and applicable law.

(c)

The terms and conditions of this Note shall continue to apply in relation to the residual principal amount of, or outstanding amount payable in respect of, this Note, subject to any modification of the amount of interest payable, if any, to reflect the reduction of the principal amount, and any further modification of the terms that the competent resolution authority may decide in accordance with applicable laws and regulations relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the Federal Republic of Germany.

(d)

No repayment of any then-current principal amount of this Note or payment of interest or any other amount thereon (to the extent of the portion thereof affected by the imposition of a Resolution Measure) shall become due and payable after the imposition of any Resolution Measure by the competent resolution authority, unless such repayment or payment would be permitted to be made by the Issuer under the laws and regulations of the Federal Republic of Germany then applicable to the Issuer.

(e)

By its acquisition of this Note, the Holder (and each Beneficial Owner) of this Note waives, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the Trustee or the Agents for, agrees not to initiate a suit against the Trustee or the Agents in respect of, and agrees that the Trustee and the Agents shall not be liable for, any action that the Trustee or the Agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to this Note.

(f)

Upon the imposition of a Resolution Measure by the competent resolution authority with respect to this Note, the Issuer shall provide a written notice directly to the clearing system or clearing systems and to the Holder in accordance with Section 12.04 of the Indenture as soon as practicable regarding such imposition of a Resolution Measure by the competent resolution authority for purposes of notifying the Holder of such occurrence. The Issuer shall also deliver a copy of such notice to the Trustee and the Agents for information purposes, and the Trustee and the Agents shall be entitled to rely, and will not be liable for relying, on the competent resolution authority and the Resolution Measure identified in such notice. Any delay or failure by the Issuer to give notice shall not affect the validity or enforceability of any Resolution Measure nor the effects thereof on this Note.

(g)

If this Note is called or being called for redemption by the Issuer, but the competent resolution authority has imposed a Resolution Measure with respect to this Note prior to the payment of the redemption amount, the relevant redemption notice, if any, shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

(h)

Upon the imposition of any Resolution Measure by the competent resolution authority, the Trustee shall not be required to take any further directions from the Holders under Section 5.09 of the Indenture, which section authorizes Holders of a majority in aggregate principal amount of the debt securities issued under the Indenture at the time Outstanding to direct certain actions relating to such debt securities, and if any such direction was previously given under Section 5.09 of the Indenture to the Trustee by the Holders, it shall automatically cease to be effective, be null and void and have no further effect. The Indenture shall impose no duties, obligations or liabilities upon the Trustee or the Agents whatsoever with respect to the imposition of any Resolution Measure by the competent resolution authority. The Trustee and the Agents shall be fully protected in acting or refraining from acting in accordance with a Resolution Measure. Notwithstanding the foregoing, if, following completion of the imposition of a Resolution Measure by the competent resolution authority, this Note remains outstanding, then the Trustee’s and each Agent’s duties under the Indenture shall remain applicable with respect to this Note following such completion to the extent that the Issuer, the Trustee and the Agents agree pursuant to a supplemental indenture, unless the Issuer, the Trustee and the Agents agree that a supplemental indenture is not necessary.

(i)

By the acquisition of this Note, the Holder and each Beneficial Owner of this Note shall be deemed irrevocably to have (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to this Note, (ii) authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds this Note to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to this Note as it may be imposed, without any further action or direction on the part of the Holder of this Note, the Trustee or the Agents and (iii) acknowledged and accepted that the provisions contained in Article 6 of the Indenture are exhaustive on the matters described in Article 6 of the Indenture to the exclusion of any other agreements, arrangements or understandings between it and the Issuer relating to the terms and conditions of this Note.

(j)

If the competent resolution authority imposes a Resolution Measure with respect to less than the total outstanding principal amount of the debt securities issued under the Indenture, unless the Trustee or the Agents are otherwise instructed by the Issuer or the competent resolution authority, any cancellation, write-off or conversion into equity made in respect of such debt securities pursuant to the Resolution Measure will be made on a substantially pro rata basis among any series of debt securities issued under the Indenture.

(k)

Any obligations of the Holders to indemnify the Trustee and the Agents under the Indenture shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to the Issuer or this Note. To the extent not otherwise specifically precluded by a Resolution Measure (whether or not such Resolution Measure is expressly referring to the relevant indemnities or is precluding the relevant indemnities generally), the Issuer’s obligations to indemnify the Trustee and the Agents in accordance with Sections 7.02 and 7.06 of the Indenture shall survive the imposition of a Resolution Measure by the competent resolution authority with respect to the Issuer or this Note.

The Indenture permits the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the debt securities of all series issued under the Indenture then outstanding and affected (voting as one class), to execute supplemental indentures adding any provisions to or changing in any manner the rights of the Holders of each series so affected; provided that the Issuer and the Trustee may not, without the consent of the Holder of each outstanding debt security affected thereby, (a) extend the final maturity of any such debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or change the currency of payment thereof, or modify or amend the provisions for conversion of any currency into any other currency, or impair or affect the rights of any Holder to institute suit for the payment thereof or (b) reduce the aforesaid percentage in principal amount of debt securities the consent of the Holders of which is required for any such supplemental indenture. The Issuer and the Trustee may, without the consent of the Holder of this Note, conform the terms of this Note to the description thereof in the prospectus and prospectus supplements relating to the offering and sale of this Note. No subsequent agreement shall make the principal and interest payable on any series of the Notes payable in different coins or currencies, i.e., the relevant coin or currency must always be identical for the relevant series of the Notes.

So long as this Note shall be outstanding, the Issuer will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest, if any, on this Note as herein provided in the United States, and an office or agency in the United States for the registration, transfer and exchange as aforesaid of this Note. The Issuer may designate other agencies for the payment of said principal, premium and interest at such place or places outside the United States (subject to applicable laws and regulations) as the Issuer may decide. So long as there shall be such an agency, the Issuer shall keep the Trustee advised of the names and locations of such agencies, if any are so designated.

With respect to moneys paid by the Issuer and held by the Trustee or any Paying Agent for payment of the principal of or interest or premium, if any, on any Notes that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable (whether at maturity or upon call for redemption or otherwise), (i) the Trustee or such Paying Agent shall notify the Holders of such Notes that such moneys shall be repaid to the Issuer and any person claiming such moneys shall thereafter look only to the Issuer for payment thereof and (ii) such moneys shall be so repaid to the Issuer. Upon such repayment all liability of the Trustee or such Paying Agent with respect to such moneys shall thereupon cease, without, however, limiting in any way any obligation that the Issuer may have to pay the principal of or interest or premium, if any, on this Note as the same shall become due.

Subject to the imposition of a Resolution Measure, no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the amount of cash as determined in accordance with the provisions set forth on the face of this Note due with respect to the principal of, premium, if any, and interest, if any, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed unless otherwise agreed between the Issuer and the registered Holder of this Note.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuer, the Trustee or any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest, if any, on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law and except with respect to the provisions in this Note and in the second to fourth paragraphs of Section 2.03 of the Indenture, in each case, relating to the ranking of the Notes, which shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on the Issuer.

As used herein:

(a)	the term “Beneficial Owner” shall mean the beneficial owners of this Note (and any interest therein);

(b)

the term “bridge bank” means a newly chartered German bank that would receive some or all of the Issuer’s equity securities, assets, liabilities and material contracts, including those attributable to the Issuer’s branches and subsidiaries, in the event of the imposition of Resolution Measures;

(c)

the term “Business Day” means, unless otherwise provided on the face of this Note, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close, (iii) is a day on which transactions in U.S. Dollars are not conducted in the City of New York or (iv) a day on which T2 is not operating;

(d)	the term “competent resolution authority” means any authority with the ability to exercise a Resolution Measure;

(e)

the term “CRR” means Regulation (EU) No 575/2013 of the European Parliament and the Council of June 26, 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 (including any provisions of regulatory law supplementing this Regulation); to the extent that any provisions of the CRR are amended or replaced, the term CRR as used in this Note shall refer to such amended provisions or successor provisions;

(f)	the term “Euro-zone” means the region comprising member states of the European Union that have adopted the single currency in accordance with the relevant treaty of the European Union, as amended;

(g)	the term “group entity” shall mean an entity that is included in the corporate group subject to a Resolution Measure;

(h)

the term “Notices” refers to notices to the Holders of the Notes at each Holder’s address as that address appears in the register for the Notes by first class mail, postage prepaid, and to be given by publication in an authorized newspaper in the English language and of general circulation in the Borough of Manhattan, The City of New York; provided that notice may be made, at the option of the Issuer, through the customary notice provisions of the clearing system or systems through which beneficial interests in this Note are owned. Such Notices will be deemed to have been given on the date of such publication (or other transmission, as applicable), or if published in such newspapers on different dates, on the date of the first such publication;

(i)	the term “Reuters page” means the display on Thomson Reuters Eikon, or any successor service, on the page or pages specified on the face hereof, or any replacement page or pages on that service;

(j)	the term “T2” means the real time gross settlement system operated by the Eurosystem, or any successor system;

(k)	the term “TARGET Settlement Day” means any day on which T2 is operating; and

(l)	the term “United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

All other terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	–	as tenants in common
TEN ENT	–	as tenants by the entireties
JT TEN	–	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT –                  Custodian

(Minor)	(Cust)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

[PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.